CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form N-1A of our report dated January 27, 2006, with respect to the financial statements and financial highlights of Alpha Hedge Fund, Inc. which is included in such Post- Effective Registration Statement Amendment No. 3, and to the use of our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading "Other Service Providers" in the Statement of Additional Information.

Helin, Donovan, Trubee & Wilkinson, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
February 17, 2006